Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184761

PROSPECTUS SUPPLEMENT NO. 9
(To Prospectus dated March 26, 2013)

592,000 Shares

Tengion, Inc.

This Prospectus Supplement No. 9 supplements the prospectus dated March 26, 2013 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-184761). The Prospectus and this prospectus supplement relate to the disposition from time to time of up to 592,000 shares of our common stock, which are held or may be held by the stockholders named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On July 19, 2013, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. The text of such Form 8-K is attached hereto.

Investing in our common stock involves a high degree of risk. Please see the sections entitled “Risk Factors” beginning on page 22 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 19, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2013

Tengion, Inc.
(Exact name of registrant as specified in its charter)

001-34688
(Commission File Number)

Delaware	20-0214813
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3929 Westpoint Blvd., Suite G
Winston-Salem, NC 27103
(Address of principal executive offices, with zip code)

(336) 722-5855
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

On July 15, 2013, Tengion, Inc. (the “Company”) held its 2013 Annual Meeting of Stockholders.  The proposals submitted to a vote of the stockholders and the results of the voting on each proposal, are noted below.

Proposal No. 1:  Election of John L. Miclot and Lorin J. Randall to serve as Class III Directors for a three year term expiring at the 2016 Annual Meeting.

Nominee	For	Withheld	Broker Non-Vote
John L. Miclot	1,496,200	21,640	1,204,972
Lorin J. Randall	1,492,565	25,275	1,204,972

Each of the nominees named above was elected by the stockholders to serve as a director until the 2016 Annual Meeting of Stockholders.

Proposal No. 2:  Approval, on an advisory basis, of the Company’s compensation of its named executive officers, as disclosed in the “Compensation Discussion and Analysis” section of the proxy statement.

For	Against	Abstain	Broker Non-Vote
1,318,882	42,273	156,685	1,204,972

Stockholders approved, on an advisory basis, the Company’s compensation of its named executive officers, as disclosed in the “Compensation Discussion and Analysis” section of the proxy statement.

Proposal No. 3: Approval, on an advisory basis, of the frequency of future non-binding advisory votes on compensation of the Company’s named executive officers.

One Year	Two Years	Three Years	Abstain	Broker Non-Vote
65,723	154,254	1,283,126	14,737	1,204,972

Stockholders approved, on an advisory basis, a frequency of three years for future non-binding advisory votes on compensation of the Company’s named executive officers.

Proposal No. 4: Ratification of the selection by the Audit Committee of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

For	Against	Abstain	Broker Non-Vote
2,663,469	54,543	4,800	0

Stockholders approved of the selection by the Audit Committee of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENGION, INC.

Date: July 19, 2013	By: /s/ A. Brian Davis
A. Brian Davis
Chief Financial Officer and Vice President, Finance